Putnam Short Duration Income Fund, July 31, 2016, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A			9,577
Class B		  	    4
Class C		    	   42
Class M			   52

72DD2

Class R		         4
Class R5			    0
Class R6			   14
Class Y		    	7,115

73A1

Class A			0.0642
Class B			0.0247
Class C	      	0.0246
Class M			0.0592

73A2

Class R	      	0.0247
Class R5			--
Class R6			0.0748
Class Y			0.0742

73B

Class A          	0.0018
Class B          	0.0018
Class C          	0.0018
Class M         	0.0018
Class R          	0.0018
Class R5        	--
Class R6        	0.0018
Class Y           	0.0018


74U1

Class A		    191,907
Class B			   204
Class C			 1,755
Class M			 1,029

74U2

Class R			   239
Class R6			   226
Class Y		    137,474

74V1

Class A			10.04
Class B			10.02
Class C			10.02
Class M             10.03

74V2

Class R			10.02
Class R6			10.05
Class Y			10.05

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.